Exhibit 99.1

PRESS RELEASE

Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES ANNOUNCES

FISCAL 2016 FOURTH QUARTER RESULTS

HOUSTON — DECEMBER 6, 2016 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2016 fourth quarter and year ended September 30, 2016.

Revenues for the fourth quarter of fiscal 2016 were $129.8 million compared to revenues of $162.3 million for the fourth quarter of fiscal 2015. The Company reported net income for the fourth quarter of $5.5 million, or $0.48 per diluted share, compared to net income of $6.3 million, or $0.54 per diluted share, for the fourth quarter of fiscal 2015. Excluding special items, net income for the fourth quarter of fiscal 2016 was $6.2 million, or $0.54 per diluted share. A reconciliation of this non-GAAP financial measure to net income is included in the financial tables below.

Brett A. Cope, Powell’s President and Chief Executive Officer, stated, “Our fourth quarter results continue to reflect positive operational trends, driven by both project execution and manufacturing efficiencies. We remain focused on leveraging these internal initiatives across our business to boost operational efficiency, reduce costs, and further improve cycle time.

“Due to the lingering market uncertainty among our customers, Powell’s fourth quarter yet again experienced a softness in order activity. We ended the year with a backlog of $291 million – our lowest level since 2005. In addition, pricing pressures on new orders remained challenging as competition for projects intensified. During this ongoing period of reduced capital spending in our key markets, Powell remains committed to investing in product development and will continue to provide innovative solutions to our client base that we believe will further expand Powell’s competitive position.”

New orders placed during the fourth quarter of fiscal 2016 totaled $111 million compared to $88 million in the third quarter of fiscal 2016 and compared to $92 million in the fourth quarter of fiscal 2015. The Company’s backlog as of September 30, 2016 was $291 million compared to $312 million as of June 30, 2016 and compared to $441 million at the end of last year’s fourth quarter.

FISCAL 2016 RESULTS

Revenues for fiscal 2016 were $565.2 million compared to revenues of $661.9 million for fiscal 2015. Net income for fiscal 2016 was $15.5 million, or $1.36 per diluted share, compared to net income of $9.4 million, or $0.79 per diluted share, in fiscal 2015. Excluding special items, net income for fiscal 2016 was $21.4 million, or $1.87 per diluted share. A reconciliation of this non-GAAP financial measure to net income is included in the financial tables below.

OUTLOOK

Commenting on the company’s outlook, Don R. Madison, Powell’s Executive Vice President and Chief Financial and Administrative Officer said, “Powell continues to be adversely affected by uncertain market conditions, and unless these conditions improve significantly, our backlog and current business conditions are not likely to improve over the short-term. Revenue for the first quarter 2017 is not likely to improve sequentially from the fourth quarter and we expect to report a net loss in fiscal 2017. However, throughout fiscal 2017, we expect to strengthen our balance sheet, generate positive net cash from operating activities and increase our cash position.”

Due in large part to current uncertainty of order activity, fluctuating revenue trends and the evolving nature of the Company’s business, including the continuing alignment of our operating costs with market conditions and other initiatives, we are suspending the issuance of annual financial guidance. ”

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, December 7, 2016 at 11:00 a.m. Eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 14, 2016. To access the replay, dial 201-612-7415 using a passcode of 13650251#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

This press release contains references to certain non-GAAP financial measures discussed above. Please see the financial table below for more details on these non-GAAP financial measures, including a reconciliation of these non-GAAP financial measures to net income and the reasons management believes these measures are useful to investors.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended September 30,		Year ended September 30,
	2016	2015	2016	2015
(In thousands, except per share data)
	(Unaudited)
Revenues	$129,793	$162,325	$565,243	$661,858
Cost of goods sold	104,117	132,378	459,038	553,597

Gross profit	25,676	29,947	106,205	108,261
Selling, general and administrative expenses	17,138	18,508	74,924	76,801
Research and development expenses	1,278	1,872	6,731	6,980
Amortization of intangible assets	89	90	352	435
Restructuring and separation expenses	738	659	8,441	3,397

Operating income	6,433	8,818	15,757	20,648
Other income	(508)	(509)	(2,029)	(2,402)
Interest expense	37	34	149	145
Interest income	(43)	2	(156)	(86)

Income before income taxes	6,947	9,291	17,793	22,991
Income tax provision (benefit)	1,439	2,979	2,283	13,552

Net income	$5,508	$6,312	$15,510	$9,439

Earnings per share:
Basic	$0.48	$0.54	$1.36	$0.80

Diluted	$0.48	$0.54	$1.36	$0.79

Weighted average shares:
Basic	11,413	11,619	11,400	11,869
Diluted	11,463	11,669	11,431	11,908
SELECTED FINANCIAL DATA:
Depreciation and Amortization	$3,267	$3,316	$13,331	$13,555

Capital Expenditures	$1,044	$473	$3,044	$34,719

Dividends Paid	$2,963	$3,032	$11,845	$12,358

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2016	2015
(In thousands)	(Unaudited)
Assets:
Cash and cash equivalents	$97,720	$43,569
Other current assets	206,420	253,530
Property, plant and equipment (net)	144,977	154,594
Long-term assets	13,399	17,131

Total assets	$462,516	$468,824

Liabilities & equity:
Current liabilities	$118,248	$124,952
Long-term debt, net of current maturities	2,000	2,400
Deferred and other long-term liabilities	6,951	8,210
Stockholders’ equity	335,317	333,262

Total liabilities and stockholders’ equity	$462,516	$468,824

SELECTED FINANCIAL DATA:
Working capital	$185,892	$172,147

POWELL INDUSTRIES, INC. & SUBSIDIARIES

NON-GAAP NET INCOME RECONCILIATION

	Three months ended September 30,		Year ended September 30,
(In thousands)	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Reconciliation of GAAP Net Income to Non-GAAP Net Income:
GAAP Net income	$5,508	$6,312	$15,510	$9,439
Non-GAAP items:
Restructuring and separation costs	738	659	8,441	3,397
Income tax reserve release (FIN 48)	—	—	—	(4,149)
Sales and use tax audit	—	(1,107)	—	(1,107)
Canadian tax valuation allowance	—	(857)	—	8,139
Income tax effect of non-GAAP items	(95)	211	(2,519)	(320)

Non-GAAP Net income	$6,151	$5,218	$21,432	$15,399

Diluted shares outstanding	11,463	11,669	11,431	11,908
Diluted Earnings Per Share:
GAAP earnings per share	$0.48	$0.54	$1.36	$0.79
Non-GAAP earnings per share	$0.54	$0.45	$1.87	$1.29

For all periods presented, the Company defines non-GAAP net income as net income which excludes: 1) Restructuring and separation costs; 2) the income tax reserve release (FIN 48); 3) Sales and use tax audit, net of tax and 4) the Canadian tax valuation allowance. The income tax effect is based on the applicable statutory rate. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. However, the Company believes by excluding these items, these non-GAAP financial measures are helpful in comparing the historical results to current results because this non-GAAP information provides consistent measures of the underlying results of our ongoing operations. The Company also believes the disclosure of non-GAAP net income will help investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

The non-GAAP items, and the basis for excluding them from GAAP financial measures, are outlined below:

•	Restructuring and separation costs– For the year ended September 30, 2016, we recorded $8.4 million in restructuring and separation costs due to the restructuring of our senior management team and the alignment of our salaried and hourly workforce with future production requirements. For the year ended September 30, 2015, we incurred $3.4 million in restructuring and separation costs.

•	Income tax reserve release (FIN 48) – During the year ended September 30, 2015, we released an income tax reserve of $4.1 million for R&D tax credits upon the closing of an IRS audit.

•	Sales and use tax audit– In the fourth quarter of Fiscal 2015, we recorded a benefit of $0.7 million following the conclusion of a state sales and use tax audit.

•	Canadian tax valuation allowance – During the year ended September 30, 2015, we established a valuation allowance against the Canadian deferred tax assets of approximately $9.0 million in the second quarter and recorded a fourth quarter adjustment of ($0.9 million). This valuation allowance was recorded because we anticipated that we might not be able to realize the benefits of the net operating loss carryforwards and other deductible differences.

Due to the nature of these items, the Company does not believe that these items reflect its ongoing operations.

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